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Tony Deasey	Steve Chizzik/Ira Weingarten	Richard Cooper/Jennifer Zimmons
Celsion Corporation	Equity Communications	Strategic Growth International, Inc.
410.290.5390	973.912.0980	212.838.1444
tony@celsion.com	equity@silcom.com	info@sgi-ir.com

CELSION ANNOUNCES $4MM IN NEW CAPITAL

Columbia, MD –December 16, 2003: CELSION CORPORATION (AMEX: CLN) today announced that it has completed a private placement of its common stock and associated warrants.

In the private placement, Celsion sold 4,550,000 units consisting of one share of common stock and a warrant to purchase 0.30 shares of common stock exercisable at $1.25 per share (representing 30% warrant coverage) at a price of $0.88 per unit to institutions and individual investors led by investors in Asia Pacific Life Sciences Group Limited, a group of Hong Kong based investors. The proceeds from this private placement will, after the payment of transaction costs, be used to continue the development of the Company’s heat-activated liposomes and Cancer Repair Inhibitor (CRI) technologies and for working capital and general corporate purposes through the end of 2004.

The securities sold in the private placement have not been registered under the Securities and Exchange Act and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements. The securities were sold exclusively to investors outside of the United States.

About Celsion: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute Celsion’s BPH product worldwide. Boston Scientific currently owns approximately 7% of Celsion’s outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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